RESTATED CERTIFICATE OF INCORPORATION
                      OF INTERNATIONAL DISPLAYWORKS, INC.,
                             a Delaware corporation


     International DisplayWorks, Inc., a corporation organized and existing under the laws of the State of Delaware, (the "Corporation") hereby certifies as follows:

     1. The name of the Corporation is International DisplayWorks, Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 1, 1999.

     2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

     3. The amendments and the restatement of the Corporation's Certificate of Incorporation as set forth herein have been duly adopted by the stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

     4. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

     FIRST: The name of the corporation (hereinafter called the "Corporation") is International DisplayWorks, Inc.

     SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, County of Newcastle, Delaware 19805; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Company Corporation.

     THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: The Corporation is authorized to issue two classes of stock, designated Common Stock, $0.001 par value ("Common Stock") and Preferred Stock, $0.001 par value. The total number of shares which the Corporation is authorized to issue is Fifty Million (50,000,000). The total number of shares of Common Stock is Forty Million (40,000,000) and the total number of shares of Preferred Stock is Ten Million (10,000,000).

     Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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     FIFTH: The Corporation is to have perpetual existence.

     SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board.

     SEVENTH: Unless, and except to the extent that, the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

     Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

     NINTH: The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

     TENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

     ELEVENTH: Notwithstanding any other provision of this Certificate of Incorporation, any action by the stockholders may be taken by written consent in lieu of a meeting, without prior notice or vote, of the holders of that portion of the total voting power necessary to authorize such action. The manner of obtaining any such written consent shall be governed by the Corporation's Bylaws.

     5. The Board of Directors of the Corporation approved this amendment and restatement of the Certificate of Incorporation.

     6. The stockholder of the Corporation holding all of the outstanding shares of the Corporation, by written consent in accordance with Section 228 of the General Corporation Law of Delaware, voted in favor of this amendment and restatement of the Certificate of Incorporation.

                   [THIS SPACE WAS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its authorized officers this 1st day of August, 2001.




                                               /s/ ANTHONY GENOVESE
                                                   ---------------------------
                                                   Anthony Genovese, President


                                              /s/ ALAN LEFKO
                                                  ----------------------------
                                                  Alan Lefko, Secretary